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                                                               EXHIBIT (M)(8)(I)

                FIRST AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT
                      BETWEEN CITISTREET LLC AND GMO TRUST

     THIS AMENDMENT, dated as of the sixth day of May 2002, by and between Citistreet LLC ("Citistreet") and GMO Trust, on behalf of each fund listed on Attachment A, severally and not jointly (individually, the "Fund" and collectively, the "Funds").

                                   WITNESSETH:

     WHEREAS, Citistreet and GMO Trust heretofore entered into an agreement dated October 31, 2001 (the "Agreement") with regard to certain employee benefit plans for which Citistreet performs recordkeeping and related administrative support services; and

     WHEREAS, Citistreet and GMO Trust desire to amend the Agreement in accordance with the provisions of Section 18 thereof.

     NOW THEREFORE, in consideration of the above premises, Citistreet and GMO Trust hereby amend the Agreement as follows:

     1) Inserting the following notice and limitation of liability:

          "24. Notice and Limitation of Liability. GMO Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each Fund are not binding upon any of the Trustees or shareholders individually or any other series of the Trust, but are binding only upon the assets and property of the Fund."

IN WITNESS WHEREOF, Citistreet and GMO Trust have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

CITISTREET LLC                          GMO TRUST, ON BEHALF OF EACH FUND ON
                                        EXHIBIT A, SEVERALLYAND NOT JOINTLY


By: /S/ Nicholas Katsikis               By: /S/ Elaine M. Hartnett
    ---------------------------------       ------------------------------------
Name: Nicholas Katsikis                 Name: Elaine M. Hartnett
Title: CFO                              Title: Vice President
Date: 5/9/02                            Date: May 6, 2001

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                                  ATTACHMENT A

                                      FUNDS

                           GMO Foreign Fund--Class III